EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 4TH QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—January 27, 2012—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and twelve months ended December 31, 2011 and its recently declared fourth quarter dividend.

Net income for the fourth quarter and fiscal year 2011 totaled $1.4 million and $4.7 million, respectively, compared to $1.1 million and $3.7 million, respectively, for the same periods in 2010.  Other notable results for the quarter and year include:

•	net interest income of approximately $5.3 million and $20.0 million, respectively, compared to $4.9 million and $18.9 million, respectively, for the same periods of 2010;
•	net interest margin of 3.98% and 3.87%, respectively, compared to 3.89% and 3.77%, respectively for the same periods in 2010;
•	non-interest income of approximately $776 thousand and $3.2 million, respectively, compared to $888 thousand and $3.3 million, respectively, for the same periods of 2010;
•	non-interest expense of approximately $3.2 million and $12.9 million, respectively, compared to $3.1 million and $12.7 million, respectively, for the same periods of 2010; and
•	Net income per share of $1.91 in 2011 compared to $1.63 in 2010.

Our non-performing loans totaled $14.8 million as of December 31, 2011, a decrease of approximately $1 million compared to December 31, 2010.  Our provision for loan losses totaled $900 thousand for the fourth quarter and $4 million for the fiscal year 2011, compared to $1.2 million and $4.3 million, respectively, for the same periods in 2010.  Our loan loss allowance increased to $6.9 million, or 1.54% of total loans held for investment at December 31, 2011, compared to $5.8 million, or 1.30% of total loans held for investment at December 31, 2010.

Dean Withers, President and CEO, stated “We are very pleased to announce that in 2011 we achieved a 25% increase in net income and a 17% increase in net income per share. On January 19, 2012, our Board of Directors declared a fourth quarter dividend of $0.16 per share. This is a 6.67% increase over our previous dividends. The dividend will be paid on February 9, 2012, to shareholders of record as of January 30, 2012.”

Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp.
Financial Highlights

	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2011	Audited 2010
Interest and Dividend Income	$27,680,179	$27,870,473
Interest Expense	7,718,651	9,005,543
Net Interest Income	19,961,528	18,864,930
Non-Interest Income	3,178,195	3,339,536
Non-Interest Expense	12,891,818	12,741,244
Provision for Loan Losses	4,000,000	4,300,000
Income Before Income Taxes & Securities Transactions	6,247,905	5,163,222
Securities Gains (Losses)	1,024,539	348,812
Minority Interest in Consolidated Subsidiary (Earnings) Losses	(61,525)	(89,982)
Provision For Income Taxes	2,522,728	1,681,392
Net Income	$4,688,191	$3,740,660
Average Shares Outstanding	2,449,864	2,299,294
Net Income Per Common Share	1.91	1.63
Dividends Declared	.60	.60

BALANCE SHEET	Unaudited December 31, 2011	Audited December 31, 2010
Cash and Due From Banks	$6,813,243	$4,585,693
Interest Bearing Bank Deposits	1,187,996	2,926,978
Federal Funds Sold	2,180,601	16,338,229
Loans Held for Sale	60,542,812	23,764,237
Loans Held for Investment	451,570,491	445,147,227
Less Allowance for Loan Losses	(6,936,904)	(5,785,633)
Net Loans Held for Investment	444,633,587	439,361,594
Securities	22,107,621	24,144,495
Other Assets	28,697,669	27,733,338
Total Assets	$566,163,529	$538,854,564

Deposits	$435,946,623	$425,050,757
Short Term Debt	18,538,963	5,354,992
Subordinated Debt	10,191,000	9,944,000
Long Term Debt	47,107,143	49,035,464
Other Liabilities	7,092,940	7,240,003
Total Liabilities	518,876,669	496,625,216
Minority Interest in Consolidated Subsidiary	216,165	186,133
Stockholders’ Equity	47,070,695	42,043,215
Total Liabilities and Stockholders’ Equity	$566,163,529	$538,854,564
Book Value Per Common Share	$18.88	$18.23